Exhibit 10.35

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement') is entered into as of June 4, 2019, by and between Envigo RMS, LLC (the "Company"), and MIKE GARRETT ("Executive") (collectively, the "Parties"). This Agreement amends, restates and supersedes any prior written employment agreement between the Parties and any other written or unwritten agreement or understanding between the Parties regarding the subject matter hereof.

The Company and Executive agree as follows:

1.Definitions. The following terms used in this Agreement shall, unless otherwise clearly required by the context, have the meanings assigned to them in this Section I,

"Annual Salary" means the annual salary payable to Executive in the amount of Three Hundred Thousand Dollars ($300,000), as it may be adjusted by the Company from time to time.
"Benefits" has the meaning set forth in Section 4.4.

"Board' means the Board of Directors of Parent.

"Cause" means, in the good faith determination of the Board, any of the following as solely determined by the Company or Parent within its sole discretion:

a.Executive's failure to substantially perform Executive's duties with the Company (other than by reason of Executive's Disability), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has not substantially performed such duties, and Executive has failed to remedy the situation within 30 days of such written notice from the Company;

b.Executive's negligence in the performance of Executive's duties;

c.Executive's commission of, or plea of guilty or nolo contendre to any felony, or any serious crime (including but not limited to any crime involving moral turpitude or the personal enrichment of Executive at the expense of the Company);

d.Executive's engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, including, without limitation, Executive's breach of fiduciary duties owed to the Company;

e.Executive's violation of any material provision of the Company's code of conduct or other material policy applicable to Executive;

f.Executive's violation of any of the material covenants contained in

Section 5;

g.Executive's act of dishonesty resulting in or intending to result in personal gain at the expense of the Company; or
h.Executive's engaging in any material act that is intended or may be reasonably expected to harm the reputation, business prospects, or operations of the Company.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Business" means the business of providing any of the services or products provided by the Company within the last 12 months of Executive's Start Date and/or termination date of employment, as well as any business conducted by the Company's parent, subsidiaries, related entities, and affiliates;

"Confidential Information" means confidential or proprietary information of the Company and its affiliates, including, without limitation, information of a technical and business nature regarding the past, current, or anticipated business of the Company and its parents, subsidiaries, affiliates, and/or related entities that may encompass financial information, financial figures, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, employee information, organizational charts, new personnel acquisition plans, technical processes, inventions and research projects, ideas, discoveries, inventions, improvements, writings and other works of authorship.

"Conflict of Interest" has the meaning set forth in Section 5.6.

"Date of Termination" means the date that is Executive's last day of work for the Company.

"Disability" means a physical or mental disability, whether total or partial, as defined by the Company's Long-Term Disability Plan, as in effect from time to time.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Expenses" means all damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any other expenses incurred in establishing a right to indemnification under this Agreement.

"Parent" means Envigo RMS Holding Corp.

"Proceeding" means any action, suit or proceeding, whether civil, criminal, administrative or investigative.

"Restrictive Covenants" has the meaning set forth in Section 5.7.

"Term" has the meaning set forth in Section 2.

2.Term. The term of this Agreement (the "Term") begins on June 4, 2019 and continues until Executive's last day of employment, which shall be the date for such termination included in a written notice (which may be provided by either of the Parties), and which termination date is to be not earlier than one hundred twenty (120) days following the date such notice of termination is provided unless Executive is terminated for ''Cause" (as defined in this Agreement) in which case Executive's termination of employment from the Company shall be effective immediately. Notwithstanding the foregoing, in the event notice of termination is provided by Executive to the Company, the Company may, at its sole and absolute discretion, establish a termination date for Executive that is prior to the termination date indicated in Executive's notice to the Company.

3.Title and Duties. Executive shall serve as the Company's and Parent's Senior Vice President of Commercial Operations. Executive will have duties and responsibilities appropriate to Executive's position, and shall report to the Chief Executive Officer ("CEO") of the Company or to such other officer of the Company as may be designated by the Company's or the Parent's board of directors or CEO as Executive's direct report from time to time. In addition, Executive will have such duties and responsibilities as the Company's or Parent's board of directors or CEO may assign from time to time. Executive will devote all reasonable efforts and all of his business time to the Company.

4.Compensation and Benefits.

4.1    Annual Salary. The Annual Salary will be payable in accordance with the payroll policies of the Company in effect from time to time, but in no event less frequently than twice each month, less any deductions required to be withheld by applicable law and less any voluntary deductions made by Executive.

4.2    Incentive Compensation.

a.Short-Term Incentives. Executive shall be eligible to receive an annual bonus arrangement established and maintained by the Company, as such may be in effect from time to time (the "STIP"). Executive's target payment under the STIP shall be 50 percent (50%) of Executive's Annual Salary, subject to adjustments and limitations as set forth in the STIP. The terms of the STIP and Executive's participation in the STIP are subject to modification from time to time, and the STIP may be terminated at the Company's discretion at any time.

b.Long-Term Incentives. Executive shall be eligible to receive grants under the Company's long-term incentive plan, which may provide for equity based or other grants, as such may be in effect from time to time (the ''LTIP"). The form of grants under the LTIP, and the terms and conditions of such grants, shall be subject to the terms and conditions of the LTIP, and shall be granted at the discretion of the administrator of the LTIP.

4.3    Vacation Policy. Executive shall be entitled to paid vacation consistent with other similarly situated Company officers, subject to the Company's paid time off or vacation policy as may be in effect from time to time.

4.4    Participation in Employee Benefit Plans. Executive may participate in any group life, hospitalization or disability insurance plan, health program, retirement plan, similar benefit plan or other so called "fringe benefits" of the Company (collectively, "Benefits"). Executive's participation in any such plans shall be on the terms and conditions set forth in the governing plan documents as they may be in effect from time to time.

4.5    General Business Expenses. The Company shall pay or reimburse Executive for all business expenses reasonably and necessarily incurred by Executive in the performance of Executive's duties under this Agreement, consistent with the Company's business expense reimbursement policy, as in effect from time to time.

4.6    Other Benefits. Executive shall be entitled to participate in or receive benefits under any compensatory employee benefit plan or other benefit or similar arrangements made available by the Company now or in the future to all of its senior executive officers and key management employees generally, subject to and on a basis consistent with the terms, conditions, eligibility and overall administration of such plans or arrangement.

4.7    Clawback Policy. Executive agrees that the compensation and benefits provided by the Company under this Agreement or otherwise may be subject to recoupment w1der the Company's clawback policy, if any, as may be in effect from time to time.

5.Confidentiality and Company Property, Non-Competition and Non-Solicitation.

5.1    Confidentiality, Non-Solicit, and Non-Compete Agreement. Executive agrees that, as a condition of Executive's employment, Executive shall execute and shall be bound by the terms of the Confidentiality, Non-Solicit, and Non-Compete Agreement attached hereto as Exhibit A.

5.2    Non-Disparagement. Executive also agrees, as a condition of Executive's employment, that Executive will not make any comments to the employees, vendors, customers, or suppliers of the Company or any of its affiliates, or to any media outlet or to others that impugns, disparages, or otherwise damages the reputation of Company, any of its affiliates or any of the owners, directors, officers, or employees of Company.

5.3    Covenants Independent. The covenants of Executive contained in this Section 5 will be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action by Executive against the Company will not constitute a defense to the enforcement by the Company of said covenants. Executive has been advised to consult with counsel in order to be informed in all respects concerning the reasonableness and propriety of this Section 5 and its provisions with the specific regard to the nature of the business conducted by the Company. Executive acknowledges that this Section 5 and its provisions are reasonable in all respects.

5.4    Company Property. All memoranda, notes, lists, records, and other documents or papers (and all copies thereof) relating to the Company and its parents, subsidiaries, related entities, affiliates, successors, and predecessors, including such items stored in computer memories, microfiche or by any other means, made or compiled by or on behalf of Executive in connection with Executive's employment, or made available to Executive shall be the property of the Company, and shall be delivered to the Company promptly upon the termination of Executive's employment with the Company or at any other time upon the Company's request; provided, however, that Executive's address books, diaries and chronological correspondence files (including digital formats) shall be deemed to be property of Executive (except to the extent any of the foregoing contain Confidential Information).

5.5    Original Material. Executive agrees that any inventions, discoveries, improvements, ideas, concepts or original works of authorship relating directly to the Company Business, including without limitation information of a technical or business nature such as ideas, discoveries, inventions, trade secrets, know-how, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business or the actual or anticipated areas of business of the Company and its divisions and affiliates, whether or not protectable by patent or copyright, that have been originated, developed or reduced to practice by Executive alone or jointly with others during Executive's employment with the Company shall be the prope11y of and belong exclusively to the Company. Executive shall promptly and fully disclose to the Company the origination or development by Executive of any such material and shall provide the Company with any inf01mation that it may reasonably request about such material. Either during or subsequent to Executive's employment, upon the request and at the expense of the Company or its nominee, and for no remuneration in addition to that due Executive pursuant to Executive's employment by the Company, but at no expense to Executive, Executive agrees to execute, acknowledge, and deliver to the Company or its attorneys any and all instruments which, in the judgment of the Company or its attorneys, may be necessary or desirable to secure or maintain for the benefit of the Company adequate patent, copyright, and other property rights in the United States and foreign countries with respect to any such inventions, improvements, ideas, concepts, or original works of authorship embraced within this Agreement.

5.6    Conflicts of Interest. Subject to the provisions of the Company's code of conduct and any similar policy, Executive agrees that during his employment with the Company he will not engage, either directly or indirectly, in any activity which might adversely affect the Company or its parents, subsidiaries, related entities, or affiliates (a "Conflict of Interest''), including ownership of more than five percent (5%) interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or acceptance of any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the CEO as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which might in Executive's good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

5.7    Rights and Remedies upon Breach. If Executive breaches any of the prov1S1ons contained in Section 5, including any provisions of Exhibit A (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity, including, without limitation, recovery of money damages and termination of this Agreement:

a.Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

b.Accounting. The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action constituting a breach of the Restrictive Covenants.
c.Remedies For Violation of Non-Competition or Confidentiality Provisions. Executive acknowledges and agrees that (i) the skills, experience and contacts of Executive are of a special, unique, unusual and extraordinary character which give them a peculiar value; (ii) because of the business of the Company, the restrictions agreed to by Executive as to time and area contained in this Section 5 are reasonable; and (iii) the injury suffered by the Company by a violation of this Section 5 will be difficult to calculate in damages in an action at law and damages cannot fully compensate the Company for any violation of any obligation or covenant in this Section 5. Executive's compliance with this Section 5 is a condition precedent to the Company's obligation to make payments of any nature to Executive (including, without limitation, payments otherwise payable pursuant to the STIP or the LTIP).

5.8    Materiality and Conditionality of this Section 5. The covenants contained in this Section 5 are material to this Agreement. Executive's agreement to strictly comply with this Section 5 is a precondition for Executive's receipt of payments of any nature under this Agreement (including, without limitation, payments otherwise payable pursuant to the STIP or the LTIP). Whether or not this Section 5 or any portion thereof has been held or found invalid or unenforceable for any reason whatsoever by a court or other constituted legal authority of competent jurisdiction, upon any violation of this Section 5 or any portion thereof, or upon a finding that a violation would have occurred if this Section 5 or any portion thereof were enforceable, Executive and the Company agree that (i) Executive's interest in unvested awards granted pursuant to the STIP or the LTIP shall automatically lapse and be forfeited; and (ii) Company shall have no obligation to make any further payments to Executive under this Agreement.

5.9    Severability, Modification of Covenants. The Restrictive Covenants shall survive the termination or expiration of this Agreement, and in the event any of the Restrictive Covenants shall be held by any court to be effective in any particular area or jurisdiction only if said Restrictive Covenant is modified to be limited in its duration or scope, then the court shall have such authority to so reform the covenants and the parties hereto shall consider such covenants and/or other provisions of this Section 5 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Should any court hold that the covenants in this Section 5 are void and otherwise unenforceable in a particular area or jurisdiction, the Company may consider such covenants to be amended and modified so as to eliminate therefrom the particular area or jurisdictions as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered herein, the covenants contained herein shall remain in full force and effect as originally written.

6.Termination. In general, on termination of Executive's employment for any reason, the following amounts (the "Accrued Amounts") will be paid to Executive, or Executive's estate, as the case may be:

•All accrued but unpaid Annual Salary, payable in a lump sum within 30 days following Executive's termination of employment, or sooner if required by law;

•Accrued but unused vacation time, to the extent payment is either required by law or provided for in the Company's vacation or paid-time-off policy, as such may be in effect from time to time;

•Any amounts payable to Executive under the terms of any employee benefit plans in which Executive was a participant;

•Reimbursement of any of Executive's business expenses not previously reimbursed, to the extent provided for under the Company's business expense reimbursement policy; and

•Any other amounts that are determined to be due under the terms of the STIP or the LTIP, or any grants or awards made thereunder.

6.1    Termination for Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate Executive's employment under this Agreement and discharge Executive for Cause.

6.2    Termination without Cause. The Company has the right, at any time during the Term to terminate Executive's employment without Cause by providing Executive with notice at least one hundred twenty (120) days prior to the effective date of such notice. The Company shall also have the right to terminate Executive's employment without Cause with less than one hundred twenty (120) days' advanced notice, but shall pay, in addition to anything payable under Section 6.3, Executive's Annual Salary as determined for the period that represents one hundred twenty (120) days' of continued employment, reduced by the period of actual advanced notice oftem1ination provided by the Company.

6.3    Severance Pay. In the event Executive is terminated by the Company other than for Cause, Executive shall be entitled to severance pay and benefits as describe in this Section 6.3, in addition to the Accrued Amounts, as described above:

a.Continuation of Executive's Annual Salary for a period of six (6) months (inclusive of, and not in addition to, any notice period) or payment in lieu of notice; and

b.If Executive is covered under the Company's group health plan immediately prior to Executive's termination of employment, Executive may continue such coverage (including coverage for Executive's dependents) pursuant to Executive's continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (the federal law generally known as "COBRA") by electing to continue such coverage consistent with materials provided to Executive by the Company or the Company's COBRA administrator, and, for a period of six (6) months following Executive's termination of employment shall only be required to pay as a COBRA premium the amount paid for such group health coverage by similarly situated active employees, and shall be able to continue COBRA coverage after the first six (6) months by paying the normal full cost of COBRA premiums.

Notwithstanding the foregoing, the severance pay and benefits described in this Section 6.3 shall only be available if Executive executes, and does not thereafter revoke, a full and final release of claims against the Company and its affiliates, in such form as the Company deems acceptable; provided, however, that, no payments shall be made until the required Release has become irrevocable. Any payments that are delayed by reason of the requirement to wait until the Release is irrevocable shall be made in a lump sum on or as soon as practicable following the date the Release becomes irrevocable, and subsequent payments shall be made on the schedule specified for payments that would have been made in the absence of any such initial delay in the commencement of payments.

6.4    Termination of Employment by Reason of Executive's Death or Disability, Executive's employment shall automatically terminate on Executive's death or Disability (as hereinafter defined). Executive shall be entitled only to the Accrued Amounts, and any other benefits or payments provided for under Company plans or policies covering death or Disability. For these purposes, "Disability" shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months that prevents Executive from providing the services required under this Agreement, with or without a reasonable accommodation.

7.Section 409A; Certain Excise Taxes.

7.1    Code Section 409A. The following provisions shall apply in connection with compliance with Code Section 409A:

a.The intent of the Parties is that payments and benefits under the Agreement that are not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") shall be in compliance with Code Section 409A (and regulations and guidance promulgated by the IRS and/or Treasury related to Code Section 409A) to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith.

b.A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or taxable benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A of the Code, and for purposes of any such provision of this Agreement, references to a "termination," "termination of employment," "termination of the Term," or like terms shall mean "separation from service." The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, U.S. Treasury Regulation Section l.409A-l(h) or any successor provision thereto.

c.It is intended that each installment, if any, of any payments and benefits provided hereunder to which Code Section 409A is applicable shall be treated as a separate "payment" for purposes of Code Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

d.In the event, as of the date of Executive's "separation from service," the Executive is a "specified employee" (within the meaning of that term under Code Section 409A(a)(2)(B)), then with regard to any payment or the provision of any benefit that is subject to Code Section 409A (whether under this Agreement, or pursuant to any other agreement with, or plan, program, payroll practice of, the Company) and is due upon or as a result of the Executive's separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A of the Code, until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service," and (B) the date of the Executive's death and shall then be paid in a single sum as soon as practicable on or after the date such payment is permitted to be made under this paragraph.

e.All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Executive, to the extent such payments or benefits are subject to Code Section 409A, shall be made or provided in accordance with the requirements of Section 409A of the Code and specifically, consistent with Treasury Regulation Section 1.409A- 3(i)(l)(iv).

7.2    Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code. Nothing in this Section 7.2 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive's excise tax liabilities under Section 4999 of the Code.

8.Indemnification.

8.1    General. Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the Company's by-laws or by law, as the same exists or :may hereafter be amended, against all Expenses incurred or suffered by Executive in connection with any Proceeding by reason of the fact that Executive is or was a trustee, director or officer of the Company, any predecessor to the Company or any of their affiliates, or is or was serving at the request of the Company, any predecessor to the Company or any of their affiliates as a trustee, director, officer, employee, member or agent of any corporation, partnership, trust or other entity,, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

8.2    Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses, but only in the event that Executive shall have delivered in writing to the Company (i) an unde1taking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

8.3    Notice of Claim. Executive shall give to the Company notice of any claim made against Executive for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are convenient for Executive.

8.4    Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

a.The Company will be entitled to participate therein at its own expense;

b.Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company's sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive also shall have the right to employ his own counsel in such action, suit or proceeding if Executive reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company; and

c.The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

9.Miscellaneous.

9.1    Legal Fees and Expenses. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive prevails to a substantial extent with respect to Executive's claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

9.2    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by courier service, sent by facsimile transmission, sent by email or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission, sent by email or, if mailed or sent by courier service, on the date of actual receipt thereof, as follows:

if to the Company, to:

Envigo RMS LLC
8520 Allison Pointe Blvd. Suite 400
Indianapolis, Indiana 46250
Attn : Legal Dept.

if to Executive, to:

Mike Garrett

Any party may change its address for notice hereunder by written notice to the other party hereto.

9.3    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including but not limited to prior employment agreements and incentive plans and agreements), written or oral, with respect thereto, however, the terms of any benefit plans shall remain in force and effect.

9.4    Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan (without giving effect to the choice of law provisions thereof).

9.6    Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by Executive and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates.

9.7    Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8    Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.9    No Presumption Against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision of this Agreement shall be construed against any party as being drafted by said party.

9.10    No Duty to Mitigate. Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided in this Agreement. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company's obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

9.11    Dispute Resolution. If any dispute arises out of or relates to this Agreement, or the breach thereof, Executive and the Company agree to promptly negotiate in good faith to resolve such dispute. If the dispute cannot be settled by the parties through negotiation, Executive and the Company agree to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration or any other dispute resolution procedure. If the parties are unable to settle the dispute by mediation as provided in the preceding sentence within 30 days of a written demand for mediation, any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration before one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in English and held in Indianapolis, IN, or such other location to which the parties mutually agree. The arbitrator shall among other things determine the validity, scope, interpretation and enforceability of this arbitration clause. The award shall be a reasoned award and rendered within 30 days of the conclusion of the arbitration hearing. The decision of the arbitrator shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing provisions of this Section 9.11, the Company may seek injunctive relief from a court of competent jurisdiction located in the State of Michigan, in the event of a breach or threatened breach of any covenant contained in Section 5.

9.12    Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and Executive and Executive's legal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE:                COMPANY:

Michael Garrett                        Envigo RMS, LLC

/s/ Michael Garrett                    /s/ Adrian Hardy
January 10, 2020                        Adrian Hardy, Chief Executive Officer
January 21, 2020